EXHIBIT 99.1

                                  NEWS RELEASE

             ABRAXAS FILES AMENDED 8-K DETAILING CANADIAN ASSET SALE

SAN ANTONIO, TX (December 9, 2002) - Abraxas Petroleum Corporation (AMEX:ABP) today announced it has filed an amendment to its 8-K previously filed on November 26, 2002, announcing the agreement to sell certain Canadian assets. Today's filing includes the definitive agreements related to the sale.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada. Please visit www.abraxaspetroleum.com for the most current and updated information. The web site is updated daily to comply with the SEC Regulation FD (Fair Disclosure).

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com